DYNAMIC ALTERNATIVES FUND

SUBSCRIPTION AGREEMENT

To the Board of Trustees of Dynamic Alternatives Fund:

Hamilton Capital, LLC (the “Purchaser”) hereby subscribes to the number of shares of beneficial interest, no par value (the “Shares”), of Dynamic Alternatives Fund, a Delaware statutory trust (the “Fund”), as follows:

Number of Shares	Aggregate Purchase Price

10,000	$100,000

It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Fund’s transfer agent. Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.

Dated and effective as of the 17th day of December, 2021.

HAMILTON CAPITAL, LLC

By: /s/ William A. Leuby

Name: William A. Leuby

Title: Sr. V.P., General Counsel & CCO

Accepted and agreed to this 17th day of December, 2021.

Dynamic Alternatives Fund

By: /s/ Jeffrey G. Wilkins

Name: Jeffrey G. Wilkins

Title: President